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As filed with the Securities and Exchange Commission on November 15, 2019.

File No. 001-39029

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

MediaCo Holding Inc.
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	84-2427771 (I.R.S. Employer Identification No.)
One Emmis Plaza, 40 Monument Circle, Suite 700,
Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

(317) 266-0100
(Registrant's telephone number, including area code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which each class is to be registered

Class A Common Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

        Securities to be registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 MediaCo Holding Inc.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10

        Certain information required to be included in this Form 10 is incorporated by reference to specifically identified portions of the body of the information statement that is filed with this Form 10 as Exhibit 99.1. The cross-references below identify where the items required by Form 10 can be found in the information statement. None of the information contained in the information statement shall be incorporated by reference in this Form 10 or deemed to be a part of this Form 10 unless such information is specifically incorporated by reference.

Item 1.    Business.

        The information required by this item is contained under the sections of the information statement entitled "Information Statement Summary," "Summary Historical Carve Out Financial Data for MediaCo," "Risk Factors," "Cautionary Notice Concerning Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations For MediaCo," "Unaudited Pro Forma Condensed Combined Financial Statements," "Description of Business," "Related Party Transactions," "Where You Can Find More Information" and "Index to Financial Statements" and the financial statements referenced in the information statement. Those sections are incorporated by reference herein.

Item 1A.    Risk Factors.

        The information required by this item is contained under the section of the information statement entitled "Risk Factors." That section is incorporated by reference herein.

Item 2.    Financial Information.

        The information required by this item is contained under the sections of the information statement entitled "Summary Historical Carve Out Financial Data for MediaCo," "Management's Discussion and Analysis of Financial Condition and Results of Operations For MediaCo," "Unaudited Pro Forma Condensed Combined Financial Information," "Capitalization," and "Index to Financial Statements" and the financial statements referenced in the information statement. Those sections are incorporated by reference herein.

Item 3.    Properties.

        The information required by this item is contained under the section of the information statement entitled "Description of Business—Facilities." That section is incorporated by reference herein.

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

        The information required by this item is contained under the section of the information statement entitled "Security Ownership of Certain Beneficial Owners and Management." That section is incorporated by reference herein.

Item 5.    Directors and Executive Officers.

        The information required by this item is contained under the section of the information statement entitled "Management." That section is incorporated by reference herein.

2

Item 6.    Executive Compensation.

        The information required by this item is contained under the section of the information statement entitled "Executive and Director Compensation." That section is incorporated by reference herein.

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

        The information required by this item is contained under the sections of the information statement entitled "Management," "Executive and Director Compensation," and "Related Party Transactions." Those sections are incorporated by reference herein.

Item 8.    Legal Proceedings.

        The information required by this item is contained under the section of the information statement entitled "Description of Business—Legal Proceedings." That section is incorporated by reference herein.

Item 9.    Market Price of, and Dividends on, the Registrant's Common Equity and Related Stockholder Matters.

        The information required by this item is contained under the sections of the information statement entitled "Information Statement Summary," "Dividend Policy," "Capitalization," "Description of the Transactions," and "Description of MediaCo Securities—Indemnification of Officers and Directors." Those sections are incorporated by reference herein.

Item 10.    Recent Sales of Unregistered Securities.

        The information required by this item is contained under the section of the information statement entitled "Description of MediaCo Securities—Indemnification of Officers and Directors—Sales of Unregistered Securities." That section is incorporated by reference herein.

Item 11.    Description of Registrant's Securities to be Registered.

        The information required by this item is contained under the section of the information statement entitled "Description of MediaCo Securities—Indemnification of Officers and Directors." That section is incorporated by reference herein.

Item 12.    Indemnification of Directors and Officers.

        The information required by this item is contained under the section of the information statement entitled "Description of MediaCo Securities—Indemnification of Officers and Directors." That section is incorporated by reference herein.

Item 13.    Financial Statements and Supplementary Data.

        The information required by this item is contained under the section of the information statement entitled "Index to Financial Statements" and the financial statements referenced therein. That section is incorporated by reference herein.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        None.

3

Item 15.    Financial Statements and Exhibits.

(a)
Financial Statements

        The information required by this item is contained under the section of the information statement entitled "Index to Financial Statements" and the financial statements referenced therein. That section is incorporated by reference herein.

(b)
Exhibits

        The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1	Contribution and Distribution Agreement by and among Emmis Communications Corporation, MediaCo Holding Inc., and SG Broadcasting LLC, dated as of June 28, 2019.*‡
3.1	Form of Amended and Restated Articles of Incorporation of MediaCo Holdings Inc.‡
3.2	Form of Amended and Restated By-laws of MediaCo Holding Inc.‡
10.1	Form of Promissory Note by MediaCo Holding Inc. in favor of Emmis Communications Corporation.
10.2	Form of Employee Leasing Agreement by and between Emmis Operating Company and MediaCo Holding Inc.*#‡
10.3	Form of Management Agreement by and between Emmis Operating Company and MediaCo Holding Inc.*#‡
10.4	Form of Local Programming and Marketing Agreement by and between MediaCo Holding Inc. and WBLS-WLIB LLC.‡
10.5	Form of Shared Services Agreement (WEPN) by and between Emmis Operating Company and MediaCo Holding Inc.#‡
10.6	Form of Shared Services Agreement (WLIB) by and between WBLS-WLIB LLC and MediaCo Holding Inc.#‡
10.7	Form of Antenna Site Agreement (WBLS Aux) by and between WLIB Tower LLC and MediaCo Holding Inc.#‡
10.8	Form of Officer and Director Indemnification Agreement.+
10.9	Form of Promissory Note by MediaCo Holding Inc. in favor of SG Broadcasting LLC.
99.1	Information Statement of MediaCo Holdings, preliminary and subject to completion, dated November 15, 2019.

*
Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish a copy of any omitted schedule as a supplement to the Commission or its staff upon request.

#
Portions of this exhibit, marked by brackets, have been omitted pursuant to Item 601(b)(10) of Regulation S-K because they are both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant undertakes to promptly provide an unredacted copy of the exhibit on a supplemental basis, if requested by the Commission or its staff.

+
Management contract or compensatory plan or arrangement.

‡
Previously filed.

4

 SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDIACO HOLDING INC.
By:
	Name:	Jeffrey H. Smulyan
	Title:	Chief Executive Officer

Date: November 15, 2019

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MediaCo Holding Inc. INFORMATION REQUIRED IN REGISTRATION STATEMENT CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10
  Item 1. Business.
  Item 1A. Risk Factors.
  Item 2. Financial Information.
  Item 3. Properties.
  Item 4. Security Ownership of Certain Beneficial Owners and Management.
  Item 5. Directors and Executive Officers.
  Item 6. Executive Compensation.
  Item 7. Certain Relationships and Related Transactions, and Director Independence.
  Item 8. Legal Proceedings.
  Item 9. Market Price of, and Dividends on, the Registrant's Common Equity and Related Stockholder Matters.
  Item 10. Recent Sales of Unregistered Securities.
  Item 11. Description of Registrant's Securities to be Registered.
  Item 12. Indemnification of Directors and Officers.
  Item 13. Financial Statements and Supplementary Data.
  Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
  Item 15. Financial Statements and Exhibits.
SIGNATURES